UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 23, 2012

STEVIA FIRST CORP.

(Exact name of registrant as specified in its charter)

Nevada	000-53832	75-3268988
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5225 Carlson Rd. Yuba City, California		95993
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (530) 231-7800

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 23, 2012, Stevia First Corp. (the “Company”) entered into a lease agreement (the “Carlson Lease”) with One World Ranches LLC (“One World Ranches”), pursuant to which the Company has agreed to lease from One World Ranches certain office and laboratory space located at 5225 Carlson Road, Yuba City, California 95993.  The Carlson Lease begins on May 1, 2012 and expires on May 1, 2017 and the Company’s rent payments thereunder are $2,300 per month.  The Carlson Lease supersedes and replaces the commercial lease agreement previously entered by the Company for certain office and laboratory space at the same location.

Also on April 23, 2012, the Company entered into a lease agreement (the “Sutter Lease”) with Sutter Buttes LLC (“Sutter Buttes”), pursuant to which the Company has agreed to lease from Sutter Buttes approximately 1,000 acres of land in Sutter County, California on which the Company intends to cultivate and harvest the stevia plant.  The Sutter Lease begins on May 1, 2012 and expires on May 1, 2014 and the Company has paid the aggregate amount of all rent payments thereunder, totaling $250,000.

One World Ranches and Sutter Buttes, the landlords under the Carlson Lease and the Sutter Lease, respectively, are each jointly-owned  by Dr. Avtar Dhillon, the Chairman of the Board of Directors of the Company, and his wife, Diljit Bains.  The Carlson Lease and Sutter Lease were each approved by the Board of Directors of the Company while Dr. Avtar Dhillon abstained from voting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEVIA FIRST CORP.
Dated: April 27, 2012	By: /s/ Robert Brooke
Name: Robert Brooke
Title: Chief Executive Officer

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